Exhibit 5
[Eaton Letterhead]
Eaton Corporation Board of Directors
     As General Counsel of Eaton Corporation (the “Company”), I am furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2009, by Eaton Corporation (the “Company”) for the registration of, among others, debt securities (“Debt Securities”). The Debt Securities are to be issued pursuant to the provisions of an Indenture dated as of April 1, 1994, as supplemented (the “Indenture”), between the Company and Chemical Bank (as ultimately succeeded by Bank of New York Mellon), as Trustee (the “Trustee”). Pursuant to the terms of the Indenture, the Company has created Floating Rate Notes due June 16, 2014 (the “Notes”) in an aggregate principal amount of $300,000,000.
     I have examined the resolutions of the Board of Directors of the Company (the “Resolutions”) authorizing the issuance, offering and sale of the Debt Securities, the certificate prepared in accordance with Section 3.01 of the Indenture creating the Notes and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.
     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Notes constitute legal, valid and binding obligations of the Company.
     My opinion expressed herein is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, reorganization, insolvency, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.
     Very truly yours,

/s/ Mark McGuire

Mark McGuire Executive Vice President and General Counsel